EXHIBIT 3.1

AMENDATORY AGREEMENT
Between
TENNESSEE VALLEY AUTHORITY
And
UNITED STATES ENRICHMENT CORPORATION

Date:  3/21/12                                                                               TV-05356W, Supp. No. 8

THIS AGREEMENT, made and entered into by and between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended (TVA Act), and UNITED STATES ENRICHMENT CORPORATION (USEC), a corporation created and existing under the laws of the State of Delaware;

W I T N E S S E T H:

WHEREAS, USEC has been purchasing power from TVA under Power Contract TV-05356W, dated July 11, 2000, as amended (Power Contract), for the operation of the USEC uranium enrichment facility near Paducah, Kentucky that USEC leases from the United States Department of Energy (DOE); and

WHEREAS, TVA and USEC wish to extend the term of the Power Contract;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, and subject to the provisions of the TVA Act, the parties mutually agree as follows:

SECTION 1 - DEFINITIONS

Initial capped and underlined terms used in this agreement which are defined in Article I of the Power Contract shall have the meaning there defined.

SECTION 2 - EXTENSION OF THE POWER CONTRACT

Effective as of the date stated above (Effective Date), section 2.1 of the Power Contract is hereby replaced with the following:

“This Contract shall become effective as of the date first above written and shall continue in effect through September 30, 2012.”

SECTION 3 - AVAILABILITY OF ELECTRIC SUPPLY FROM TVA

It is expressly recognized and agreed that nothing in this agreement makes any power or energy available to USEC during the extended term of the Power Contract, or obligates USEC to purchase or take delivery of any power during such extended term.  Rather, any such power or energy to be made available by TVA to USEC, and any obligations of USEC to purchase or take delivery, shall be provided for only by a transaction for Additional Energy entered into between USEC and TVA pursuant to section 2.2(e) of the Power Contract.

SECTION 4 - INTERRUPTIBILITY OF BASELINE ENERGY

The conditions under which the availability of Interruptible Baseline Energy may be suspended by TVA are defined in Attachment 2 of the Power Contract.  From and after the Effective Date of this agreement and subject to the other provisions of the Power Contract, Attachment 2 shall be replaced with Exhibit A, which is attached to and made a part of this agreement and the Power Contract.  All references in the Power Contract to Attachment 2 shall be deemed to refer to Exhibit A.

SECTION 5 - RATIFICATION OF THE POWER CONTRACT

The Power Contract, as amended hereby, is ratified and confirmed as the continuing obligation of TVA and USEC.

SECTION 6 – CONFIDENTIALITY

It is expressly understood and agreed by TVA that USEC shall be permitted to file this amendment as an exhibit to its public filings with the Securities and Exchange Commission and disclose its terms publicly.

IN WITNESS WHEREOF, the parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

TENNESSEE VALLEY AUTHORITY

By           /s/ T. D. Kilgore                                                3/21/2012
Title:  President & CEO

UNITED STATES ENRICHMENT CORPORATION

By           /s/ John M. A. Donelson                                 3/21/12
Title:  VP – Marketing, Sales, & Power

EXHIBIT A

INTERRUPTIBILITY OF BASELINE ENERGY

1	2	3	4	5

Total Power Level*	One Hour Notice	Two Hour Notice	Day Ahead Notice	Friday of Prior Week Notice

1,300 and above MW	20 MW	200 MW	400 MW	All Interruptible Baseline Energy

1,000-1,2999 MW	20 MW	100 MW	300 MW	All Interruptible Baseline Energy

800-999 MW	20 MW	50 MW	200 MW	All Interruptible Baseline Energy

**0 -799 MW	0 MW	25 MW	50 MW	All Interruptible Baseline Energy

*Total Power Level is equal to the power USEC receives at the Paducah Facility from all sources prior to TVA’s suspension of Interruptible Baseline Energy.  If all power is not being supplied by TVA, USEC shall keep TVA informed of the applicable Total Power Level.
**Notwithstanding the amounts set out in column 1 above, the Firm Baseline Energy amount shall not be reduced below 300 MW through May 31, 2012.

When the Total Power Level falls into the various ranges set forth in column 1, TVA may suspend Interruptible Baseline Energy as specified in columns 2, 3, 4, and 5 provided that:
•
with respect to the amounts specified in column 2, TVA gives USEC at least one hour’s notice of such a suspension and the suspension shall be for no less than four hours and for no more than twenty four hours, and provided further that:

(a)	when the Total Power Level is 1,300 MW and above, TVA shall call no more than one suspension per day and no more than 10 suspensions per calendar year,
(b)	when the Total Power Level is less than 1,300 MW, TVA shall call no more than one suspension per week and no more than 3 suspensions per calendar year,
(c)
when USEC has provided 14-day notice to TVA that an interruption cannot be achieved during a designated 48-hour period,  TVA will not call for suspension during the designated time period, however, USEC can only request this special consideration once every 60-days,

(d)
in the event of extenuating circumstances and upon mutual agreement of USEC and TVA, USEC may provide 48-hour notice that an interruption cannot be achieved within a designated 48-hour period.  TVA will not call for a suspension during the designated time period, however, USEC can only request this special consideration twice every 60 days, and,

(e)
USEC may rescind a previous non-interruption notice provided in accordance with (c) and (d) above by providing notice to TVA of its intent to do so prior to the beginning of the previously designated period.  Any notice that is so rescinded by USEC shall still constitute a request for special consideration under (c) and (d) above.

•
with respect to the amounts specified in column 3, TVA gives USEC at least two hours’ notice of such a suspension and such notice is given only after or at the same time that TVA seeks to suspend other interruptible products for reliability purposes;

•	with respect to the amounts specified in column 4, TVA notifies USEC of a suspension for reliability purposes by no later than 8:00 a.m. central prevailing time of the previous day; and
•	with respect to the amounts specified in column 5, TVA notifies USEC of a suspension for reliability purposes by no later than 8:00 a.m. central prevailing time on Friday of the previous week.

If TVA makes an intra-day or day ahead Baseline Buyback(s) from USEC, the amounts in columns 2, 3, and 4 respectively, will be reduced by the corresponding amount.